UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

(Amendment No.            )

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Columbia Funds Variable Series Trust II

(Name of Registrant As Specified In Its Charter)

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VARIABLE PORTFOLIO – PARTNERS CORE EQUITY FUND

A SERIES OF COLUMBIA FUNDS VARIABLE SERIES TRUST II

225 Franklin Street

Boston, MA 02110

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF INFORMATION STATEMENT

August 2, 2019

As a shareholder of the Variable Portfolio – Partners Core Equity Fund (formerly, CTIVP® – MFS Blended Research Core Equity Fund) (the “Fund”), a series of Columbia Funds Variable Series Trust II, you are receiving this notice regarding the internet availability of an information statement (the “Information Statement”) relating to, among other changes, the termination of a former subadviser, the hiring of two new subadvisers and the renaming of the Fund. This notice presents only an overview of the more complete Information Statement that is available to you on the internet or, upon request, by mail. We encourage you to access and review all of the important information contained in the Information Statement. As described below, the Information Statement is for informational purposes only and, as a shareholder of the Fund, you need not take any action.

Summary of Information Statement

The Information Statement details the approval of two new subadvisers and related changes, including the renaming of the Fund. At a meeting of the Fund’s Board of Trustees (the “Board”) on March 19, 2019, the Board approved, among other things: (i) a change to the Fund’s name from CTIVP® – MFS Blended Research Core Equity Fund to Variable Portfolio – Partners Core Equity Fund; (ii) the termination of the subadvisory agreement between Columbia Management Investment Advisers, LLC (the “Investment Manager”) and Massachusetts Financial Services Company (the “Former Subadviser”) with respect to the Fund; (iii) a subadvisory agreement between the Investment Manager and Jacobs Levy Equity Management, Inc. (“Jacobs Levy”) with respect to the Fund; (iv) a subadvisory agreement between the Investment Manager and T. Rowe Price Associates, Inc. (“T. Rowe Price”) with respect to the Fund; and (v) modifications to the Fund’s principal investment strategies and principal risks to reflect Jacobs Levy and T. Rowe Price’s investment process.

The Investment Manager has received an exemptive order (the “Manager of Managers Order”) from the U.S. Securities and Exchange Commission that permits the Investment Manager, subject to the approval of the Board, to appoint unaffiliated subadvisers by entering into subadvisory agreements with them, and to change in material respects the terms of those subadvisory agreements, including the fees paid thereunder, for the Fund without first obtaining shareholder approval, thereby avoiding the expense and delays typically associated with obtaining shareholder approval. Although approval by the Fund’s shareholders of a new agreement or material changes to an existing agreement is not required, the Manager of Managers Order requires that an Information Statement be made available to the Fund’s shareholders.

By sending you this notice, the Fund is notifying you that it is making the Information Statement available to you via the internet in lieu of mailing you a paper copy. You may view and print the full Information Statement on the Fund’s website at https://www.columbiathreadneedleus.com/investor/resources/literature/fund-information-statements/. The Information Statement will be available on the website until at least October 31, 2019. To view and print the Information Statement, click on the link for the Information Statement. You may request a paper copy or PDF via email of the Information Statement be sent to you, free of charge, by contacting the Fund in writing at Columbia Funds, c/o Columbia Management Investment Services Corp., P.O. Box 219104, Kansas City, MO 64121-9104 or by calling (toll-free) 800-345-6611 by August 2, 2020. If you do not request a paper copy or PDF via email by this date, you will not otherwise receive a paper or email copy. The Fund’s most recent annual and semiannual reports are available upon request, without charge, by contacting your financial intermediary, writing to Columbia Funds, c/o Columbia Management Investment Services Corp., P.O. Box 219104, Kansas City, MO 64121-9104 or calling 800-345-6611.

The Fund will mail only one copy of this notice to a household, even if more than one person in a household is a Fund shareholder of record, unless the Fund has received contrary instructions from at least one of the shareholders. If you need additional copies of this notice and you are a holder of record of your shares, please contact the Fund in writing at Columbia Funds, c/o Columbia Management Investment Services Corp., P.O. Box 219104, Kansas City, MO 64121-9104 or by calling 800-345-6611. If your shares are held in broker street name, please contact your financial intermediary to obtain additional copies of this notice. If in the future you do not want the mailing of notices to be combined with those of other members of your household, or if you have received multiple copies of this notice and want future mailings to be combined with those of other members of your household, please contact the Fund in writing at Columbia Funds, c/o Columbia Management Investment Services Corp., P.O. Box 219104, Kansas City, MO 64121-9104, or by calling 800-345-6611, or contact your financial intermediary. The Fund undertakes to deliver promptly upon written or oral request a separate copy of the Information Statement to a security holder at a shared address to which a single copy of the document was delivered.

If you want to receive a paper copy of the Information Statement, you must request one.

There is no charge to you for requesting a copy.

S-6466-330 A (8/19)

VARIABLE PORTFOLIO – PARTNERS CORE EQUITY FUND

A SERIES OF COLUMBIA FUNDS VARIABLE SERIES TRUST II

225 Franklin Street

Boston, MA 02110

INFORMATION STATEMENT

NOTICE REGARDING SUBADVISER

An Important Notice Regarding the Internet Availability of Information Statement is being mailed on or about August 2, 2019. This Information Statement is being made available to shareholders of Variable Portfolio – Partners Core Equity Fund (formerly, CTIVP® – MFS Blended Research Core Equity Fund) (the “Fund”), a series of Columbia Funds Variable Series Trust II (the “Trust”), in lieu of a proxy statement, pursuant to the terms of an exemptive order (the “Manager of Managers Order”) that Columbia Management Investment Advisers, LLC (the “Investment Manager”) received from the U.S. Securities and Exchange Commission (the “SEC”). The Manager of Managers Order permits the Investment Manager, subject to certain conditions such as approval by the Fund’s Board of Trustees (the “Board”), and without approval by shareholders, to retain an unaffiliated subadviser (or subadvisers) to manage the Fund.

This Information Statement Is For Informational Purposes Only And No Action Is Requested On Your Part. We Are Not Asking You For A Proxy And You Are Requested Not To Send Us A Proxy.

THE FUND AND ITS MANAGEMENT AGREEMENT

The Investment Manager, located at 225 Franklin Street, Boston, MA 02110, serves as investment manager to the Fund pursuant to a management agreement (the “Management Agreement”), amended and restated as of April 25, 2016 and most recently renewed at a meeting of the Board on June 19, 2019.

Under the Management Agreement, the Investment Manager, among other duties, monitors the performance of each subadviser on an ongoing basis. Factors it considers with respect to the selection and retention of a subadviser are, among others: the qualifications of the subadviser’s investment personnel, its investment philosophy and process, its compliance program, and its long-term performance results. As compensation for its services, the Investment Manager receives a management fee from the Fund and, from this management fee, the Investment Manager pays each subadviser a subadvisory fee.

Subadvisers serve pursuant to separate subadvisory agreements with the Investment Manager under which a subadviser manages all or a portion of a fund’s investment portfolio, as allocated to a subadviser by the Investment Manager, and provides related compliance and record-keeping services. In accordance with procedures adopted by the Board, affiliated broker-dealers of a subadviser may execute portfolio transactions for a subadvised fund and receive brokerage commissions in connection with those transactions as permitted by Rule 17e-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), or separate SEC exemptive relief. A subadviser is allowed to use soft dollar arrangements in which it directs brokerage commissions to brokers to pay for research services it receives, provided that the subadviser’s procedures are consistent with the Fund’s and the Investment Manager’s policies.

JACOBS LEVY EQUITY MANAGEMENT, INC. AND THE NEW SUBADVISORY AGREEMENT

T. ROWE PRICE ASSOCIATES, INC. AND THE NEW SUBADVISORY AGREEMENT

Prior to May 20, 2019, Massachusetts Financial Services Company (“Former Subadviser”) served as the sole subadviser to the Fund. At a meeting of the Board on March 19, 2019, the Board, including a majority of the Board members who are not interested persons of the Fund within the meaning of the 1940 Act (the “Independent Trustees”), approved, in accordance with the recommendations of the Investment Manager, (i) a change to the Fund’s name from CTIVP® – MFS Blended Research Core Equity Fund to Variable Portfolio – Partners Core Equity Fund; (ii) the termination of the subadvisory agreement between the Investment Manager and the Former Subadviser with respect to the Fund; (iii) a subadvisory agreement between the Investment

Manager and Jacobs Levy Equity Management, Inc. (“Jacobs Levy”) with respect to the Fund; (iv) a subadvisory agreement between the Investment Manager and T. Rowe Price Associates, Inc. (“T. Rowe Price”) with respect to the Fund; and (v) modifications to the Fund’s principal investment strategies and principal risks to reflect Jacobs Levy and T. Rowe Price’s investment process. Jacobs Levy and T. Rowe Price began managing portions of the Fund on May 20, 2019, pursuant to subadvisory agreements with the Investment Manager dated March 19, 2019 (the “Subadvisory Agreements”).

Management Fees Paid to the Investment Manager and Subadvisory Fees Paid to Jacobs Levy and T. Rowe Price

Under the Management Agreement, the Fund pays the Investment Manager a management fee as follows:

Variable Portfolio – Partners Core Equity Fund
Net Assets	Annual rate at each asset level
First $500 million	0.770%
Next $500 million	0.720%
Next $500 million	0.670%
Next $1.5 billion	0.620%
Next $3 billion	0.600%
Next $6 billion	0.580%
Over $12 billion	0.570%

The table above represents the fee rate payable by the Fund to the Investment Manager, which has not changed as a result of the changes discussed above. The aggregate subadvisory services fee expected to be paid by the Investment Manager out of its own assets to Jacobs Levy and T. Rowe Price, as a percentage of the Fund’s daily net assets for the Fund’s most recent fiscal year, is 0.23%.

The Investment Manager paid the Former Subadviser a fee out of its own assets under the former subadvisory agreement with the Former Subadviser at the rate of:

•	0.20% on the first $500 million, gradually reducing to 0.13% as assets increased.

Fees paid by the Fund to the Investment Manager for the period from January 1, 2018 through December 31, 2018*	Subadvisory services fees paid by the Investment Manager to the Former Subadviser for the period from January 1, 2018 through December 31, 2018**	Estimated subadvisory
services fees that
would have been paid
by the Investment
Manager to Jacobs
Levy and T. Rowe
Price if their
Subadvisory
Agreements had been
in effect for the period
from January 1, 2018
through December 31,
2018 and based on
total assets in the
Fund during this time
period**	Estimated difference
between the subadvisory
services fees paid to the
Former Subadviser and
the fees that would have
been paid if the
Subadvisory
Agreements with Jacobs
Levy and T. Rowe Price
had been in effect for
the period from
January 1, 2018
through December 31,
2018, respectively, and
based on the assets in
the Fund during this
time period**
Variable Portfolio – Partners Core Equity Fund (fiscal year ended 12/31/18)	$13,965,602	$3,241,512.50	$1,993,316.99	$1,086,341.28

*	The Investment Manager uses these fees to pay the subadvisers.
**	These amounts are based on amounts paid from January 1, 2018 through December 31, 2018.

INFORMATION ABOUT JACOBS LEVY

Jacobs Levy was founded in 1986 by Bruce Jacobs and Kenneth Levy, the company’s owners. Jacobs Levy’s core business activity is managing U.S. equity portfolios for its clients, which include institutions with separately managed accounts, registered investment companies, and pooled investment vehicles intended for sophisticated, institutional investors. Jacobs Levy has over 20 years of subadvisory experience with U.S. registered funds. As of April 30, 2019, Jacobs Levy had approximately $9.7 billion in assets under management. Jacobs Levy has its principal offices at 100 Campus Drive, 2nd Floor West, Florham Park, NJ 07932-0650.

The following table provides information on the principal executive officers and directors of Jacobs Levy:

Name	Title/Responsibilities	Address
Bruce Ira Jacobs	President and Director	100 Campus Drive, 2nd Floor West, Florham Park, NJ 07932-0650
Kenneth Neil Levy	Vice President and Director	100 Campus Drive, 2nd Floor West, Florham Park, NJ 07932-0650
Leo Aloysius Dalton	Chief Financial Officer	100 Campus Drive, 2nd Floor West, Florham Park, NJ 07932-0650
Jason Matthew Hoberman	General Counsel and Chief Compliance Officer	100 Campus Drive, 2nd Floor West, Florham Park, NJ 07932-0650
Laura Marie Devito	Chief Operating Officer	100 Campus Drive, 2nd Floor West, Florham Park, NJ 07932-0650

Jacobs Levy does not manage any other funds with similar investment objectives.

INFORMATION ABOUT T. ROWE PRICE

T. Rowe Price is a wholly-owned subsidiary of T. Rowe Price Group, Inc., an independent, publicly traded company. T. Rowe Price was founded in 1937 by Thomas Rowe Price, Jr. T. Rowe Price provides investment management services to individual and institutional investors, and sponsors and serves as adviser and subadviser to registered investment companies, institutional separate accounts, and common trust funds. As of March 31, 2019, T. Rowe Price had approximately $1.08 trillion in assets under management. T. Rowe Price’s principal office is located at 100 East Pratt Street, Baltimore, Maryland 21202.

The following table provides information on the principal executive officers and directors of T. Rowe Price:

Name	Title/Responsibilities	Address
John Raymond Gilner	Chief Compliance Officer	100 East Pratt Street, Baltimore, MD 21202
David Oestreicher	Chief Legal Officer/Secretary/Director	100 East Pratt Street, Baltimore, MD 21202
William Joseph Stromberg	President/Chairman of the Board/Director	100 East Pratt Street, Baltimore, MD 21202
Robert W. Sharps	Director	100 East Pratt Street, Baltimore, MD 21202

Other Funds with Similar Investment Objectives Managed by T. Rowe Price

Fund Name	Assets as of April 30, 2019	Management Fee*
T. Rowe Price U.S. Large-Cap Core Fund	$569,038,504	0.25% individual fee 0.29% group fee 0.54% management fee

*

The fees indicated are advisory fees and not sub-advisory fees for the fund. The total reflects only the fund’s investment management fees and does not include shareholder service, custodial, accounting, legal and audit fees; costs of preparing prospectuses and shareholder reports, registration fees and expenses, proxy and annual meeting expenses or director/trustee fees and expenses. T. Rowe Price is paid a management fee consisting of two elements. The group fee, which is designed to reflect the benefits of shared resources of the T. Rowe Price investment management complex, is calculated daily based on the combined net assets of all T. Rowe Price funds. Each fund also pays a flat individual fund fee based on its assets.

BOARD CONSIDERATION AND APPROVAL OF THE SUBADVISORY AGREEMENTS

At the March Meeting, the Fund’s Board, including a majority of the Board members who are not interested persons of the Fund within the meaning of the Investment Company Act of 1940 (the Independent Trustees), unanimously approved the recommendations of the Investment Manager to terminate the subadvisory agreement between the Investment Manager and the Former Subadviser and approve the Subadvisory Agreements between the Investment Manager and Jacobs Levy and T. Rowe Price.

At the March Meeting, independent legal counsel to the Independent Trustees reminded the Board of the legal standards for consideration by directors/trustees of advisory and subadvisory agreements and referred to the various written materials and oral presentations received by the Board in connection with its evaluation of the Proposed Subadvisers’ proposed services.

The Board held discussions with the Investment Manager and Jacobs Levy and T. Rowe Price and reviewed and considered various written materials and oral presentations in connection with the evaluation of Jacobs Levy’s and T. Rowe Price’s proposed services, including the reports from management with respect to the fees and terms of the proposed Subadvisory Agreements and Jacobs Levy’s and T.Rowe Price’s investment strategy/style and performance and the Compliance Committee, with respect to the codes of ethics and compliance programs of Jacobs Levy and T. Rowe Price. Following an analysis and discussion of the factors identified below, the Board, including all of the Independent Trustees, approved the Subadvisory Agreements with Jacobs Levy and T. Rowe Price.

Nature, Extent and Quality of Services to be provided by Jacobs Levy and T. Rowe Price

The Board considered its analysis of the reports and presentations received by it, detailing the services proposed to be performed by Jacobs Levy and T. Rowe Price as the subadvisers for the Fund, as well as the history, expertise, resources and capabilities, and the qualifications of the personnel of Jacobs Levy and T. Rowe Price. The Board observed that Jacobs Levy’s and T.Rowe Price’s compliance programs had been reviewed by the Fund’s Chief Compliance Officer and were determined to be reasonably designed to prevent violations of the federal securities laws by the Fund. The Board also observed that information had been presented regarding the capabilities and financial condition of Jacobs Levy and T. Rowe Price and their ability to carry out their responsibilities under the proposed Subadvisory Agreements. The Board also recalled the information provided by management regarding Jacobs Levy’s and T. Rowe Price’s personnel, risk controls, philosophy, and investment processes. The Board also noted the presentation by Jacobs Levy and T. Rowe Price to the Board. The Board observed its familiarity with each firm given that each serves as an existing subadviser to another Columbia fund. The Board further observed that during their respective tenures serving the Columbia funds no material operational, compliance or other issues had been reported and that management has been satisfied with their services.

The Board also discussed the acceptability of the terms of the proposed Subadvisory Agreements. Independent legal counsel noted that the proposed Subadvisory Agreements were generally similar in scope to subadvisory agreements applicable to other subadvised funds. The Board recalled management’s representation that Jacobs Levy and T. Rowe Price have experience subadvising registered mutual funds including the Columbia funds. In this regard, the Board also considered the proposed termination of the Former Subadviser as subadviser to the Fund and management’s rationale for the termination and the retention of Jacobs Levy and T. Rowe Price to replace the Former Subadviser.

Investment Performance of Jacobs Levy and T. Rowe Price

The Board noted that a review of investment performance is a key factor in evaluating the nature, extent and quality of services provided under investment advisory and subadvisory agreements. The Board considered the performance of each proposed strategy employed by Jacobs Levy and T. Rowe Price, noting that each of Jacobs Levy and T. Rowe Price delivered strong performance results versus the Former Subadviser and the Fund’s benchmark over various periods.

Based on the foregoing, and based on other information received (both oral and written) and other considerations, the Board concluded that Jacobs Levy and T. Rowe Price were in a position to provide a high quality and level of service to the Fund.

Comparative Fees, Costs of Services Provided and Profitability

The Board reviewed the proposed level of subadvisory fees under the proposed Subadvisory Agreements, noting that the proposed subadvisory fees payable to Jacobs Levy and T. Rowe Price would be paid by the Investment Manager and would not impact the fees paid by the Fund. As part of its review, the Board also considered the management fees charged by other funds using Jacobs Levy and T. Rowe Price for a comparable strategy to that proposed to be employed for the Fund. The Board observed that the Fund’s management fees remain within the range of other peers. The Board also considered the expected slight decrease in total profitability of the Investment Manager and its affiliates in connection with the hiring of Jacobs Levy and T. Rowe Price and concluded that overall the Investment Manager’s profitability levels remained within the reasonable ranges of profitability levels previously reported.

Economies of Scale

The Board also considered the economies of scale that may be realized by the Investment Manager and its affiliates as the Fund grows and took note of the extent to which shareholders might also benefit from such growth. The Board observed that fees to be paid under the proposed Subadvisory Agreements would not impact fees paid by the Fund (as subadvisory fees are paid by the Investment Manager and not the Fund). The Board observed that the Fund’s investment management service agreement with the Investment Manager continues to provide for sharing of economies of scale as investment management fees decline as assets increase at pre-established breakpoints. The Board further considered that the proposed Subadvisory Agreements with Jacobs Levy and T. Rowe Price provide for lower fees as assets increase at pre-established breakpoints. The Board took into account, in this regard, the significant oversight services provided by the Investment Manager to the Fund, which services are, in fact, proposed to increase somewhat due to the conversion of the Fund to a multi-manager fund that requires greater oversight by the Investment Manager. The Board concluded that the Fund’s investment management service agreement continues to provide adequately for sharing of economies of scale.

Based on all of the foregoing, including all of the information received and presented, the Board, including all of the Independent Trustees, concluded that the proposed subadvisory fees to be paid under each of the Subadvisory Agreements were fair and reasonable in light of the extent and quality of services proposed to be provided.

On March 19, 2019, the Board, including all of the Independent Trustees, approved the Subadvisory Agreements. In reaching this conclusion, no single factor was determinative.

FUND ASSETS

For a mutual fund managed in part by subadvisers, such as the Fund, the Investment Manager, subject to the oversight of the Board, decides the proportion of Fund assets to be managed by the subadvisers and by the Investment Manager, and may change these proportions at any time.

Prior to May 20, 2019, the Fund was solely managed by the Former Subadviser.

As of May 20, 2019, the long-term allocation target of the Fund’s assets was as follows:

Jacobs Levy	T. Rowe Price
50%	50%

ADDITIONAL INFORMATION ABOUT THE FUND

In addition to acting as the Fund’s investment manager, the Investment Manager and certain of its affiliates also receive compensation for providing other services to the Fund.

Administrator

The Investment Manager serves as the administrator of the Fund.

Principal Underwriter

Columbia Management Investment Distributors, Inc., located at 225 Franklin Street, Boston, MA 02110, serves as the principal underwriter and distributor of the Fund.

Transfer Agent

Columbia Management Investment Services Corp., located at 225 Franklin Street, Boston, MA 02110, serves as the transfer agent of the Fund.

FINANCIAL INFORMATION

The Fund’s most recent annual report and semiannual report are available upon request, without charge, by contacting your financial intermediary, writing to Columbia Funds, c/o Columbia Management Investment Services Corp., P.O. Box 219104, Kansas City, MO 64121-9104, calling 800.345.6611 or online at https://www.columbiathreadneedleus.com/investor.

RECORD OF BENEFICIAL OWNERSHIP

For the Fund, as of April 30, 2019, the Investment Manager, through its affiliated fund-of-funds, and its affiliates RiverSource Life Insurance Company (located at 829 Ameriprise Financial Center, Minneapolis, MN 55474) and RiverSource Life Insurance Co. of New York (located at 20 Madison Avenue Extension, Albany, NY 12203) owned 87.35% of the outstanding shares of the Fund.

As of April 30, 2019, Board members and officers of the Fund owned less than 1% of the Fund and each class of the Fund.

SHAREHOLDER PROPOSALS

The Fund is not required to hold regular meetings of shareholders each year. Meetings of shareholders are held from time to time and shareholder proposals intended to be presented at future meetings must be submitted in writing to the Fund in a reasonable time prior to the solicitation of proxies for any such meetings.

HOUSEHOLDING

If you request a mailed copy of this information statement, the Fund will mail only one copy of this information statement to a household, even if more than one person in a household is a Fund shareholder of record, unless the Fund has received contrary instructions from one or more of the shareholders. If you need additional copies of this information statement and you are a holder of record of your shares, please contact the Fund in writing at Columbia Funds, c/o Columbia Management Investment Services Corp., P.O. Box 219104, Kansas City,

MO 64121-9104 or by calling 800-345-6611. If your shares are held in broker street name, please contact your financial intermediary to obtain additional copies of this information statement. If in the future you do not want the mailing of information statements to be combined with those of other members of your household, or if you have received multiple copies of this information statement and want future mailings to be combined with those of other members of your household, please contact the Fund in writing at Columbia Funds, c/o Columbia Management Investment Services Corp., P.O. Box 219104, Kansas City, MO 64121-9104, or by calling 800-345-6611, or contact your financial intermediary. The Fund undertakes to deliver promptly upon written or oral request a separate copy of the information statement to a security holder at a shared address to which a single copy of the document was delivered.

S-6466-329 A (8/19)